Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in this Post–Effective Amendment No. 172 to the Registration Statement on Form N–1A of Fidelity Income Fund: Fidelity Total Bond Fund of our report dated October 14, 2024; Fidelity Environmental Bond Fund, Fidelity Government Income Fund, Fidelity Intermediate Government Income Fund, and Fidelity Series Government Bond Index Fund of our reports dated October 16, 2024, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the year ended August 31, 2024. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 22, 2024